[VitalStream Letterhead]

August 2, 2006

Eric Mersch
2278 Moresca Avenue
Henderson, Nevada 89119

Dear Eric,

On behalf of VitalStream, I am pleased to offer you the exempt position of Chief Financial Officer starting on August 9, 2006. In this capacity you will report to Philip Kaplan, President and COO, and myself, Chief Executive Officer & Chairman.

Base compensation for the position if $180,000 annually ($7,500 per pay period) with two pay periods per month in accordance with VitalStream’s payroll practices. Additionally, you will be eligible to receive an annual bonus targeted at 30% of your annual base alary. The bonus criteria would be based on achieving predetermined goals set by the Company’s Board of Directors or its Compensation Committee, which for the balance of 2006 will be on a pro rata basis. The actual amount of bonus payment would take into consideration under or over achievement of the various components of the bonus criteria and therefore could result in a payment less than or greater than 30% of your annual base salary.

Management will request that the VitalStream Board of Directors grant to you an option to purchase 125,000 shares of VitalStream Holdings, Inc. common stock at an exercise price equal to the closing price of the stock on the date of grant.

It is important to note that our company adheres to the policy of employment-at-will, which enables either the company or the employee to terminate employment at any time with or without reason.

Any controversy or claim arising out of, or relating to your employment with the company or termination of employment, shall be settled by final and binding arbitration in the city of Irvine, State of California, and governed by the law in and of the State of California and administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

The claims covered by this agreement to arbitrate include, but are not limited to, claims for breach of contract, covenant of good faith and fair dealing, wage claims, wrongful termination in violation of public policy, retaliatory or constructive discharge, wrongful demotion, discrimination, harassment, or retaliation prohibited by law, tort claims, claims for violation of public policy or any other claim of a violation of a legally protected right afforded by State or Federal law, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Labor Code.

This agreement to arbitrate excludes claims for normal workers’ compensation benefits and unemployment insurance benefits. You and VitalStream agree that neither shall initiate nor file any lawsuit or administrative action (other than a charge with the National Labor Relation Board, the Equal Employment Opportunity Commission, or the Department of Fair Employment and Housing) in any way related to any claim covered by this agreement to arbitrate.

Letter to Eric Mersch

August 2, 2006

Your first ninety (90) days of employment at VitalStream are considered an Introductory Period, and during that period you will accrue holiday pay benefits described in the VitalStream Employee Manual, and benefits otherwise required by law. PTO benefits described in the Employee Manual will begin accruing after the successful completion of your Introductory Period. Under our current insurance plan, you will be eligible for health, vision and dental insurance beginning on the first day of the month following your date of hire.

ViatalStream is a multimedia content company. In the ordinary course of business, VitalStream and its clients handle and display a wide variety of material that may or may not seem offensive depending on the individual. Therefore, by signing this letter, you acknowledge and accept that you any be directly or indirectly exposed to such content as part of your employment at VitalStream, and you assume the risk of such exposure.

In accordance with Vital Stream policy, final confirmation of this employment offier is contingent upon the successful completion of VitalStream’s background verification process. This offer is also contingent on your reviewing and signing our standard employee documents, such as our confidentiality and work-for-hire agreement and employee manual.

This letter shall constitute the entire Agreement between the parties regarding terms of employment, and shall supersede any and all understandings on this matter, whether written or oral, and shall not be deemed amended waived, or modified unless such amendment, waiver or modification is in writing and signed by an authorized office of VitalStream.

Most importantly, we work hard, we have fun, and we plan to continue developing a world-class content delivery company. We are pleased to have you as part of our team.

Unless accepted by you, this offer expires at the close of business on Monday, August 7, 2006. Please indicate your acceptance of this offer by signing this letter where indicated below and returning a copy to VitalStream’s Human Resources department by confidential fax at (949) 743-2006.

Sincerely,
VitalStream Holdings, Inc.

/s/ Jack L. Waterman
Chief Executive Officer & Chairman

Agreed & Accepted:	Date
/s/ Eric Mersch Eric Mersch	August 2, 2006